SUBSIDIARIES OF THE REGISTRANT



                        Company:      Jurisdiction:
                        --------      -------------
           Marker Deutschland GmbH    Germany
           Marker USA                 Utah
           Marker Japan Co. Ltd.      Japan
           Marker Austria GmbH        Austria
           Marker Canada, Ltd.        Canada
           Marker Ltd.                Utah
           Marker AG                  Switzerland
           DNR USA, Inc.              Delaware
           DNR North America, Inc.    Delaware
           DNR Japan Co. Ltd.         Japan
           DNR Sportsystem, Ltd.1     Switzerland



           1 An 80% owned Subsidiary of Marker AG